EXHIBIT 10.28
                        PRODUCTION AND DELIVERY AGREEMENT

        THIS AGREEMENT ("Agreement") is made and entered into this 11th day of December, 1996, but effective as of the 1st day of October, 1996, by and between VAALCO Energy (USA), Inc., whose address is 4600 Post Oak Place, Suite 309, Houston, Texas 77027 ("Grantor"), and Tenneco Ventures Finance Corporation, whose address is 1010 Milam Street, Houston, Texas 77002 ("Grantee").

        WHEREAS, by Conveyance of Production Payment effective as of October 1, 1996, from Grantor to Grantee (the "Conveyance"), Grantee has purchased and acquired from Grantor and Grantor has sold and conveyed to Grantee as a Production Payment a limited overriding royalty interest in the Leases described in Exhibit A to the Conveyance; and

        NOW, THEREFORE, as a material inducement to cause Grantee to purchase the Production Payment and in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor have agreed, and hereby agree, as follows:

        1.     DEFINITIONS.

               Each capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

        2.     MARKETING.

               (a) Subject to the provisions of Section 3, the Production Payment Hydrocarbons shall be delivered to the credit of Grantee, free of cost, at the Delivery Points.

               (b) Grantor shall market and sell all Production Payment Oil on behalf of Grantee on the same basis as Grantor markets its own share of Oil produced from or attributable to land covered by Subject Interests, but never for less than the net price received by Grantor at the Delivery Points.

               (c) During the remaining term of each Existing Gas Sales Contract, Grantor shall deliver thereunder on behalf of and for the credit of Grantee all of the Production Payment Gas which is subject to such Existing Gas Sales Contract at the contract price and terms applicable thereto without deduction for nonperformance or noncompliance. Grantor shall not amend any of the Existing Gas Sales Contracts or any gas gathering or transportation contract without Grantee's prior written consent.

               (d) All Production Payment Hydrocarbons marketed by Grantor on behalf of Grantee shall be sold pursuant to arm's length contracts with parties not affiliated with Grantor, containing terms negotiated by Grantor as a prudent operator.

               (e) All proceeds received by Grantor from the sale of Production Payment Hydrocarbons sold on behalf of Grantee pursuant to the terms hereof are received by Grantor in
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trust for Grantee and shall be held in trust by Grantor for Grantee; provided, however, Grantor shall pay such proceeds to Grantee by wire transfer to such account as Grantee shall have designated from time to time within seven (7) days after receipt thereof by Grantor. The foregoing sentence is subject to Grantee's right at any time Grantee considers prudent to direct the purchasers of any Production Payment Hydrocarbons to pay the proceeds thereof directly to Grantee by delivering to such purchasers the letters in lieu of transfer orders previously executed by Grantor and held by Grantee. In the event Grantee requests direct payment, Grantor will cooperate in instructing the purchasers to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate in connection therewith. In the event any Production Payment Hydrocarbons are sold by Grantor, on behalf of Grantee, under the terms of any agreement between Grantor and Grantee or any of its affiliates, Grantee shall at all times be entitled to retain the proceeds of such sale and receive direct payment from Grantor's affiliate.

               (f) Production Payment Gas shall be marketed by Grantor on the same basis as Grantor markets its share of Gas produced from the Subject Interests.

               (g) All Production Payment Gas shall be delivered to Grantee's credit into the facilities installed and maintained by the operator or the First Transporter located at each applicable Delivery Point, currently as produced and saved, in its natural state after removal of liquids by conventional mechanical field separation facilities (low temperature absorption, lean oil absorption, or similar "separation" facilities shall not be considered conventional mechanical field separation facilities), and if Production Payment Gas is flowed through any processing plant or cryogenic facilities after delivery to Grantee or to the credit of Grantee at the Delivery Points the provisions of Section 4 shall be applicable.

        3.      GATHERING AND TRANSPORTATION.

               Grantor shall gather or cause to be gathered all Production Payment Hydrocarbons at the wellheads where produced and transport the same to the Delivery Points. Grantor shall be in exclusive control and possession of the Production Payment Hydrocarbons gathered at the wellheads and responsible for any loss, damage or injury caused thereby.

        4.      PROCESSING; PLANT PRODUCTS; EXCHANGE.

        It is recognized that as the owner of the Production Payment Grantee owns the Production Payment Gas in its natural state, including, without limitation, all liquefiable Hydrocarbons contained therein. It is recognized that certain of the Subject Interests currently are subject to those existing processing agreements which are Permitted Encumbrances. Grantee agrees that Grantor may commit Production Payment Gas to other processing agreements on the same terms as it commits Gas from its interests in the Subject Interests as long as such agreements would not have an adverse affect on Grantor's interest in the Production Payment or Grantee's
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ability to market the Production Payment Gas. If as a result of any existing or future processing agreement Grantor elects to process Production Payment Gas, Grantee will have an interest in all plant products and liquids extracted (the "Liquids") and all residue gas remaining ("Plant Residue Gas") attributable or allocable to the Production Payment and the Production Payment Gas under the terms of the Processing Agreements. Grantor agrees that it will not exercise any processing rights if the Plant Residue Gas would not meet the quality requirements set forth in Section 7.

        5.     RATE OF PRODUCTION.

        Grantor shall use its best efforts to prudently operate and produce the Subject Wells (or, if any Subject Wells are operated by a third party, cause the Subject Wells to be prudently operated and produced) in accordance with the terms of the joint operating agreement and in accordance with good engineering practices and the following requirements: (i) the amount of Hydrocarbons produced from any Subject Well shall not exceed in any Month the lower of(x) the maximum amount that in the good faith judgment of the operator is capable of producing at its maximum efficient rate of flow or (y) the respective allowable rate of flow under applicable orders, rules, regulations or laws, if any; (ii) the amount of Hydrocarbons produced from the Subject Wells shall be in the good faith judgment of the operator sufficient to prevent a net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed underlying the Subject Interests; and (iii) subject to field rules established by governmental authorities having or asserting jurisdiction, the amount of Hydrocarbons produced from the Subject Wells shall be equitable and ratable, based on factors used in determining such field rules.

        6.      SCHEDULING.

               Not less than fifteen (15) days prior to the first day of each Month, Grantor will notify Grantee of the daily quantities of (i) Gas which Grantor estimates will be produced from each Subject Well during such Month and
(ii) the quantity of Gas which Grantor estimates will be available for delivery to the credit of Grantee as Production Payment Gas at each Delivery Point during such Month.

        7.      QUALITY REQUIREMENTS.

               All Production Payment Gas delivered to Grantee, or to Grantee's credit, shall satisfy the quality requirements and specifications as set forth in the First Transporter's transportation agreements and/or published tariffs filed with the FERC for acceptance and transportation of Gas at the Delivery Points without penalty or deduction for nonconformity, as the same may be modified from time to time. All costs and expenses of dehydrating, treating, and compressing Production Payment Hydrocarbons to satisfy such quality requirement shall be borne and paid by Grantor.

        8.    PRESSURE.

               Grantor shall deliver, or cause to be delivered, the Production Payment Gas at a pressure sufficient to deliver the same into the First Transporter's pipeline at each Delivery Point
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against the operating pressure of First Transporter's pipeline in existence from time to time; provided that Grantor shall not be required to install compression equipment or other equipment in circumstances in which such installation is not economically feasible without regard to the burden of the Production Payment. Grantor shall inform Grantee, as often as may be necessary, of the delivery rate and pressure of the Production Payment Gas delivered to Grantee or to Grantee's credit.

        9.     OPERATION OF SUBJECT INTERESTS.

               At all times from the date hereof until the termination of the Production Payment, Grantor, at Grantor's cost and expense shall:

                  (i) Cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations;

               (ii) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Interests or the production therefrom, and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

               (iii) Cause all wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made;

               (iv) Give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Interests, the Hydrocarbons produced therefrom, the Production Payment and/or the Production Payment Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Hydrocarbons produced therefrom, the Production Payment and/or the Production Payment Hydrocarbons against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;
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               (v) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than (I) Taxes constituting a lien but not due and payable, and (2) the Permitted Encumbrances;

               (vi) Pay, or cause to be paid, all Taxes when due and before they become delinquent, and reimburse Grantee for any Taxes paid by Grantee as a result of the Production Payment or the Production Payment Hydrocarbons or the production of same, other than Grantee's respective share of any Hydrocarbon severance Taxes, which shall be paid by Grantee;

               (vii) Pay, or cause to be paid, promptly when due and before they become delinquent all operating expenses and all billings under the applicable joint operating agreements (except to the extent contested in good faith); and

               (viii) Not resign as operator or, if any of the Subject Interests are operated by third parties, not vote for the removal of the operator as operator of any of the Subject Interests until and unless the successor operator has been approved in writing by Grantee.

Nothing contained in this Section 9 shall be construed to cause Grantor to violate the terms of any Permitted Encumbrance.

        10. INSURANCE; DAMAGE OR LOSS.

               (a) Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Grantee, insurance coveting the Leases and pipelines, wells, and facilities located thereon against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in similar operations and having similar property. Such insurance shall name Grantee as an additional insured as Grantee's interests appear. Grantor shah furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the insurer will notify Grantee not less than thirty (30) days prior to the expiration or termination of such policy of insurance.

               (b) In the event of any damage to or loss of any pipeline, well, equipment or facility on the Leases, Grantor (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

        11.    ABANDONMENT OF WELLS.

               (a) Until the termination of the Production Payment, Grantor shall not, without first obtaining the written consent of Grantee, abandon any Subject Well heretofore or hereafter completed for production of Hydrocarbons on any of the lands and waterbottoms covered by or
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attributable to the Subject Interests or surrender, abandon or release any Lease or Subject Interest or any part thereof, provided, however, that, without the consent of Grantee:

               (i) If and when, in Grantor's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, a well becomes no longer capable of producing Hydrocarbons in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such well by reworking, reconditioning, deepening, plugging back, or otherwise, Grantor shall have the right to abandon such well, subject to the provisions of Section I l(c) of this Agreement.

               (ii) Subject to the provisions of Section 1 l(c), Grantor shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Grantor exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no well located thereon which is capable of producing Hydrocarbons in paying quantities and the drilling of an additional well thereon would not, in Grantor's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment).

               (b) For all purposes of this Agreement, (i) a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced from such well, net of royalties and Taxes and appropriately risked and discounted but without regard to the burden of the Production Payment, no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well (including the direct operating costs and expenses incurred by the Operator under the joint operating agreement but excluding office and management overhead and similar charges), and (ii) the restoration of the productivity of a well or the drilling of a well shall be deemed to be "economically feasible" whenever the aggregate value of the Hydrocarbons which it reasonably appears will be produced from such well, net of royalties and Taxes and appropriately risked and discounted but without regard to the burden of the Production Payment, will exceed the costs and expenses directly related to such restoration or drilling and the operation and maintenance of such well (excluding office and management overhead and similar charges).

               (c) Before abandoning any well or surrendering or releasing any Subject Interest or part thereof, Grantor shall offer, subject to the Permitted Encumbrances, to assign the same to Grantee upon Grantee's payment of the net salvage value (if any) attributable to Grantor's interest therein and assumption of the obligations attributable to Grantor's interest therein.

        12.    VOTING UNDER THE JOINT OPERATING AGREEMENT.

               Grantor shall not vote for, consent to, or otherwise endorse under the terms of any applicable joint operating agreement or otherwise, any operation or action that is inconsistent with Grantor's obligations under this Agreement.
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        13.    INFORMATION.
               At all times from the date hereof until the termination of the Production Payment, Grantor, at its own expense, shall furnish to Grantee the following reports and information at the times indicated below.

               (a) Monthly, Grantor shall furnish a report showing the gross production of Hydrocarbons from each Subject Well, the quantity of Hydrocarbons sold for Grantor's account or taken in kind by Grantor and the quantity of Production Payment Hydrocarbons sold for Grantee's account.

               (b) Upon request, Grantor shall make available to Grantee for review and copying in Grantor's offices in Houston, Texas surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Wells and the production therefrom.

               (c) Upon request, Grantor shall furnish such other information as Grantee may reasonably request.

14.     ACCESS TO SUBJECT INTERESTS.

               Grantor shall permit the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's risk and expense, to make such inspection of the Subject Interests and the property, machinery, equipment and facilities used in the operation thereof as such representatives shall deem proper.

15.     REMEDIES OF GRANTEE.

               (a) At any time and from time to time until the termination of the Production Payment, if Grantor shall fail to perform or observe any of the covenants or agreements provided herein or in the Conveyance to be performed or observed by Grantor, Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after fifteen (15) days after written notice thereof is delivered to Grantor:

               (i) perform or cause to be performed on behalf of and at the expense of Grantor, any obligation which has not been performed or observed by Grantor, in which event Grantee may advance funds and incur and pay bills for expenses for such purpose and shall be reimbursed out of the proceeds attributable to Grantor's interest in the Subject Interests, together with interest on the unpaid amounts thereof at the rate of interest publicly announced by Citibank, N.A. as its prime or base rate plus 3%, but not to exceed the maximum nonusurious rate permitted by applicable law (the "Agreed Rate"), from the date of such advance or payment by Grantee until the date reimbursed by Grantor; and

               (II) upon written notice to Grantor, succeed to and exercise any and all rights of the Grantor with respect to the possession, operation and development of the Subject
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Interests, and use in connection therewith all property of Grantor as may be useful or appropriate for the production, treating, storing or transportation of Hydrocarbons or other minerals, and all other properties and rights of a similar character then held by Grantor and situated upon or useful or held for future use in connection with the exploration, development or operation of the Subject Interests for the production, treating, storing, or transportation of Hydrocarbons or other minerals, and the Grantee shall have the right on behalf and for the account of Grantor, to sell and utilize all of the Hydrocarbons attributable to Grantor's interest in the Subject Interests and to apply the proceeds thereof to the costs and expenses of the operation and development of the same and to reimburse Grantee for any amounts so expended by Grantee;

               (iii) pay any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by the Grantor) or other amounts which the Grantor has agreed to pay under the Conveyance which have become delinquent, and to be reimbursed out of the proceeds of the Hydrocarbons attributable to the Grantor's interest in the Subject Interests, together with interest on the unliquidated amounts thereof, at the Agreed Rate from the date of such payment;

               (iv) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Hydrocarbons produced therefrom.

               (b) Any purchaser of Hydrocarbons from or attributable to the Subject Interests is authorized and directed to make payment to the Grantee out of the Hydrocarbons attributable to Grantor's interest in the Subject Interests for any amount which Grantee shall certify to such purchaser that it has paid and which Grantor is obligated to pay hereunder. Any insurer is authorized and directed to make payment to the Grantee of proceeds of insurance described in
Section 10(a) hereof for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantor has failed or refused to do promptly pursuant to Section 11 (b) hereof. Grantor hereby designates Grantee as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Grantee to exercise its rights under this Section 15. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

        16.    FORCE MAJEURE.

               In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such force majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.
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        17.    NOTICES.
               All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested or by telex or telecopier, as follows:

               If to Grantor, addressed to:

               VAALCO Energy (USA), Inc.
               4600 Post Oak Place, Ste. 309
               Houston, Texas 77027
               Attention: Virgil A. Walston
               Telecopy No.: (713) 623-0801

               If to Grantee, addressed to:

               Tenneco Ventures Finance Corporation
               1010 Milam Street
               Houston, Texas 77002
               Attention: Michael V. Ronca
               Telecopy No.: (713) 757-8253

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex or telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telex or telecopier shall be confirmed promptly after transmission, by certified mail or personal delivery.

        18.    INDEMNITY.

               IT IS UNDERSTOOD AND AGREED THAT UNDER NEITHER THIS AGREEMENT NOR THE CONVEYANCE DOES GRANTEE ASSUME OR SHALL GRANTEE EVER BE LIABLE OR RESPONSIBLE IN ANY WAY FOR THE PAYMENT OF ANY COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH DEVELOPING, EXPLORING, DRILLING, EQUIPPING, TESTING, OPERATING, PRODUCING, MAINTAINING OR ABANDONING THE SUBJECT INTERESTS OR ANY WELL OR FACILITY THEREON OR STORING, HANDLING, TREATING OR TRANSPORTING TO THE DELIVERY POINTS PRODUCTION THEREFROM. GRANTOR SHALL FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD GRANTEE, ITS OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING REASONABLE ATTORNEYS' FEES AND
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COSTS OF DEFENSE, WHICH MAY BE MADE OR ASSERTED BY ANY THIRD PARTY OR
GOVERNMENTAL AGENCY OR ENTITY, OR BY GRANTOR, GRANTOR'S EMPLOYEES, AGENTS, CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, AGENTS, ON ACCOUNT OF PERSONAL INJURY, DEATH OR PROPERTY DAMAGE (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR POLLUTION AND ENVIRONMENTAL DAMAGE), ANY CIVIL OR CRIMINAL FINES OR PENALTIES AND ANY CAUSES OF ACTION ALLEGING STATUTORY LIABILITY, RELATING TO, ARISING OUT OF, OR IN ANY WAY INCIDENTAL TO THE SUBJECT INTERESTS, THE WELLS AND FACILITIES THEREON OR USED IN CONNECTION THEREWITH, THE OPERATION THEREOF AND THE PRODUCTION THEREFROM, WHETHER THROUGH AN ACT OR OMISSION OF GRANTEE OR ANY OTHER PARTY HERETO OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTOR OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY.

        19.    SUCCESSORS AND ASSIGNS.

               All the covenants and agreements Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Production Payment and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding mortgage, assignments, transfer or pooling of Grantor's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Grantee's interest in the Production Payment is assignable.

        20. DAMAGES.

               It is recognized that Grantee will look solely to the Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and that Grantor is not personally liable for the payment and discharge thereof. However, Grantor shall not be relieved of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof or of the Conveyance.

        21. COST OF LITIGATION.

               In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover
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its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

        22. ENTIRE AGREEMENT: AMENDMENTS: WAIVER.

               This Agreement constitutes the entire agreement between the parties hereto. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof(whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        23. HEADINGS.

               The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

        24. CERTAIN REFERENCES.

               Certain agreements, contracts and other documents are listed in Exhibit A and included in the definition of Permitted Encumbrances. References herein or in Exhibit A to Permitted Encumbrances are made solely for the purpose of protecting Grantor on Grantor's warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Production Payment; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality, or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Production Payment, and shall not revive or ratify the same or create any rights in any third Person. With respect to the Subject Interests governed by Louisiana law no provision in this Agreement shall be construed as an agreement or expression of intent by Grantee to acquire the Production Payment subject to any unrecorded Permitted Encumbrance; provided however, no breach of any warranty of title hereunder shall arise as the result of any claim made pursuant to any unrecorded Permitted Encumbrance.

        25. COUNTERPART EXECUTION.

               This Agreement may be executed by Grantor and Grantee in any number of counterparts, each of which shall be deemed an original Instrument, but all of which shall constitute but one and the same Agreement.

        26.    PARTIAL INVALIDITY.

               Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or
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regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

        27.    APPLICABLE LAW.

               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED lN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

        28. TERMINATION TIME.

               As used in this Agreement, "Termination Time" means the date upon which the proceeds actually received by Grantee from the Production Payment after the Effective Time (net of any applicable severance Taxes paid by Grantee) equal (i) the Production Payment Amount, plus (ii) an amount sufficient to provide Grantee with a 27% internal rate of return on the Production Payment Amount, as determined in accordance with the formula set forth in Exhibit A.

        29.    GAS IMBALANCES.

               Notwithstanding anything in this Agreement or in the Conveyance to the contrary, to the extent any of the Subject Interests are subject to any gas imbalances that would reduce the amount of Hydrocarbons that would otherwise be attributable to such Subject Interests, the existence of any such gas imbalance shall not decrease, in any manner, the Production Payment Percentage applicable to such Subject Interest or the quantity of Production Payment Hydrocarbons to which Grantee is entitled, it being agreed that Grantor shall bear the entire burden of any such gas imbalance.
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EXECUTED in multiple originals as of the date first set forth above.

                      VAALCO ENERGY (USA), INC.

                      By:/s/VIRGIL A. WALSTON
                      Name: Virgil A. Walston
                      Title:Vice Chairman

                      TENNECO VENTURES FINANCE CORPORATION

                      By:/s/CATHERINE L. SLIVA
                       Name:Catherine L. Sliva
                      Title:V. P.
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                                   Exhibit A

                              N
                              __
                              \            PI
                         O--  /    __________________
                              __                 dI-do
                                                 -----
                              i=0       (1+rate)  365


VARIABLE              DEFINITION OF VARIABLE

dI                    The Ith payment date or current payment date
do                    The Oth payment date or previous payment date
PI                    The Ith payment or current payment amount
N                     Final number of payments

Given a schedule at dates and payments. Microsoft Excel uses iterative processes to determine the effective rate.

5)      MMS SERIAL NO.:               OCS 0434
        DATE OF LEASE:                January 1, 1955
        LESSEE:                       Forest Oil Corporation
        DESCRIPTION:
        All of Block 149, Ship Shoal Area, as shown on Official Leasing Map, Louisiana. May No. 5, INSOFAR AND ONLY INSOFAR as the Lease Covers:

1) NE 1/4 NE 1/4; N 1/2 NW 1/4 NE 1/4; SE 1/4 NW 1/4 NE 1/4; N 1/2 SE 1/4 NE
1/4; SE 1/4 SE 1/4 NE 1/4 of Block 149, Slfip Shoal Area, as to all depths; and

2. SW 1/4 NW 1/4 NE 1/4; SW 1/4 NE 1/4; SW 1/4 SE 1/4 NE 1/4; W 1/2; SE 1/4 of
Block 149, Ship Shoal Area as to all depths below 9,000 feet.

SUBJECT INTERESTS:

                        GRANTOR'S
                        OPERATING
                        RIGHTS OR       GRANTOR'S                   PRODUCTION PAYMENT
                        LEASEHOLD       NET REVENUE  DEDICATION     PERCENTAGE
LEASE NO.               INTEREST %      INTEREST %     FACTOR       (STATED IN PERCENT)
--------                ----------      -----------   ----------    -------------------
High Island A-280 ..... 37.500000         25.812499       65%           16.778124%

High Island 313 ....... 26.411882         17.916059       65%           11.645438%

High Island 314 ....... 25.161883         17.697190       65%           11.503174%

West Cameron 538 ...... 11.240021          8.205215       45%            3.692347%

Ship Shoal 149 ........ 10.000000          8.333333       60%            5.000000%